Exhibit 10.1

Execution Copy

OMNIBUS AGREEMENT

among

SEMGROUP CORPORATION,

ROSE ROCK MIDSTREAM GP, LLC

and

ROSE ROCK MIDSTREAM, L.P.

Schedule 3.1 - Marks

Schedule 3.2(d) - Specified Matters

i

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), by and among SemGroup Corporation, a Delaware corporation (“SemGroup”), Rose Rock Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), and Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement singularly as a “Party” and collectively as the “Parties.”

RECITALS:

The Parties desire by their execution of this Agreement to evidence their understanding:

1. As more fully set forth in Article II, with respect to the license to use certain Marks (as defined herein) of SemGroup; and

2. As more fully set forth in Article III, with respect to certain indemnification rights and obligations among the Parties.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Tulsa, Oklahoma are authorized or are obligated by law, executive order or governmental decree to be closed.

“Cause” has the meaning given such term in the Partnership Agreement.

“Change of Control” means SemGroup ceases to control, directly or indirectly, the general partner of the Partnership.

“Closing Date” means the date of the closing of the initial public offering of the Common Units.

“Common Unit” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of November 29, 2011, by and among SemGroup, certain subsidiaries of SemGroup, the General Partner, the Partnership and the Operating Company, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Covered Environmental Losses” means any and all Losses (including, without limitation, the costs and expenses associated with any Environmental Activity or of any environmental or toxic tort pre-trial, trial or appellate legal or litigation work) related to or arising out of or in connection with:

(a) any violation or correction of a violation of any Environmental Law related to the Partnership Assets; and

(b) any event, circumstance, action, omission, condition or matter that has an adverse impact on the environment and is associated with or arising from the ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances at, on, under, about or migrating to or from the Partnership Assets or the exposure to or Release of Hazardous Substances arising out of the operation of Partnership Assets, including at non-Partnership Asset locations).

“Environmental Activities” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (whether active or passive), natural attenuation, restoration, bioremediation, response, repair, cleanup or abatement that is required or necessary under any Environmental Law or to satisfy any Voluntary Cleanup Program, including, without limitation, the establishment of institutional or engineering controls and the performance of or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through and existing on the Closing Date.

“Environmental Permits” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Partner” has the meaning given such term in the preamble to this Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“Indemnified Party” means either one or more members of the Partnership Group or one or more SemGroup Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article III hereof.

“Indemnifying Party” means either one or more members of the Partnership Group or SemGroup, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article III hereof.

“Licensees” means, for purposes of Article II hereof, the Partnership Group.

“Licensor” means, for purposes of Article II hereof, SemGroup.

“Losses” means all losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses of any and every kind or character (including, without limitation, court costs and reasonable attorneys’ and experts’ fees).

“Marks” means all trademarks, trade names, logos and/or service marks identified on Schedule 3.1 hereto, which schedule may be amended from time to time with the approval of SemGroup and the Conflicts Committee.

“Operating Company” has the meaning given such term in the definition of the Partnership Group.

“Organizational Documents” means certificates or articles of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership, limited partnership agreements or other formation or governing documents of a particular entity.

“Partnership” has the meaning given to such term in the preamble to this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as amended from time to time, to which reference is hereby made for all purposes of this Agreement.

“Partnership Assets” means the assets conveyed, contributed or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred, to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, crude oil storage tanks and related contracts, crude oil gathering and transportation pipelines and related contracts, crude oil marketing operations and related contracts, crude oil tanker trucks, crude oil truck unloading facilities and related contracts and other related equipment and assets, including leases of real property.

“Partnership Group” means the Partnership, Rose Rock Midstream Operating, LLC, a Delaware limited liability company (the “Operating Company”), and any Subsidiary of the Partnership or the Operating Company.

“Party” and “Parties” have the meanings given such terms in the preamble to this Agreement.

“Person” has the meaning given such term in the Partnership Agreement.

“Registration Statement” means the Registration Statement on Form S-1, as amended (No. 333-176260), filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained Assets” means the assets and investments owned by SemCrude, L.P. as of November 29, 2011 and Eaglwing, L.P. that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement; provided, however, that any Retained Asset shall cease to be a Retained Asset upon its conveyance, contribution or transfer to the Partnership Group after the date hereof.

“SemGroup” has the meaning given such term in the preamble to this Agreement.

“SemGroup Entities” means SemGroup and any Person (other than the members of the Partnership Group) controlled, directly or indirectly, by SemGroup; and “SemGroup Entity” means any one of the SemGroup Entities.

“Subsidiary” has the meaning given such term in the Partnership Agreement.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws that provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that if such Person is a limited partnership, the Voting Securities of such Person shall be the general partner interest in such Person.

ARTICLE II

LICENSE

Section 2.1 Grant of License. Upon the terms and conditions set forth in this Article II, Licensor hereby grants and conveys to Licensees a non-transferable, non-exclusive, royalty-free license to use the Marks in connection with the Licensees’ current and future businesses and the current and future services performed therewith during the term of this Agreement. Licensees shall not have the right to assign, transfer or sublicense any of the rights granted hereunder, except upon the written consent of the Licensor, which consent shall be given or withheld at the sole discretion of Licensor and which shall be limited by such conditions as Licensor may require at its sole discretion.

Section 2.2 Restrictions on Marks. In order to ensure the quality of the uses under the Marks, and to protect the goodwill of the Marks, Licensees agree as follows:

(a) Licensees will only use the Marks in formats approved by Licensor and only in strict association with Licensees’ businesses and the services performed therewith;

(b) Licensees will use the Marks only in accordance with such quality standards and specifications as may be established by Licensor and communicated to Licensees from time to time, it being understood that Licensor has evaluated Licensees’ businesses and services and determined that they are of a quality that justifies this grant of a license. Licensees recognize that through proper use of the Marks, goodwill will become associated with the Marks. Therefore, Licensees will maintain the quality of the businesses and services with respect to which Licensees use the Marks, and will not permit such quality to deteriorate so as to affect adversely the Marks and the goodwill that becomes associated therewith. If the quality of the businesses or services with respect to which Licensees use the Marks so deteriorates so as to affect adversely the goodwill associated with the Marks, Licensees shall at their expense immediately cease further use of the Marks and shall immediately cause the Marks to be removed from all materials associated with the businesses and services until rectified and from all marketing materials. Licensees shall promptly report to Licensor any material changes in the quality of the businesses or services with which Licensees use the Marks. Licensees will not take any action, or permit or fail to prevent any action by Licensees’ Affiliates or any other Person under Licensees’ control, that is deemed to injure, harm or dilute the distinctiveness or goodwill of the Marks;

(c) Prior to publishing any new format or appearance of the Marks or any new advertising or promotional materials that incorporate the Marks, Licensees shall first provide such format, appearance or materials to Licensor for its approval. If Licensor does not inform Licensees in writing within fourteen (14) days from the date of the receipt of such new format, appearance, or materials that such new format, appearance, or materials is or are unacceptable, then such new format, appearance or materials shall be deemed to be acceptable and approved by Licensor. Licensor may withhold approval of any new format or appearance of the Marks or materials incorporating the Marks which Licensees propose to use in Licensor’s sole discretion;

(d) Licensees shall not use any other trademarks, service marks, trade names or logos in connection with the Marks without prior written approval from Licensee during the term of this Agreement; and

(e) Licensees shall notify Licensor prior to using the Marks for any services for which the Marks are not currently registered at the U.S. Patent and Trademark Office. Licensees shall not use the Marks for any services for which the Marks are not currently registered without Licensor’s prior approval, which approval shall be given in Licensor’s sole discretion. If Licensor does not inform Licensees in writing within fourteen (14) days from the date of the receipt of such notice that such use of the Marks is unacceptable, then such use of the Marks shall be deemed to be acceptable and approved by Licensor.

Section 2.3 Ownership. Licensor owns and shall retain all right, title and interest in and to the Marks, including all goodwill relating thereto, and all trademark rights embodied therein are and shall at all times be solely vested in Licensor. Licensees have no right, title, interest or claim of ownership in the Marks, except for the licenses granted in this Agreement. All use of the Marks shall inure to the benefit of Licensor. Licensees agree that they will not attack, challenge or assist any third party in attacking or challenging the title of Licensor in and to the Marks. All rights not expressly granted by Licensor herein are reserved. No implied licenses are granted by Licensor pursuant to the terms of this Agreement. Licensees shall, if requested by Licensor at any time, at Licensor’s expense, execute such documents as reasonably requested by Licensor in order to confirm, consistent with the terms of this Agreement, the ownership or the licensing of such rights or to maintain the validity of the Marks or obtain or maintain registrations thereof for the goods or services applicable to the licensed uses herein.

Section 2.4 Protection of the Marks. Licensor shall have the exclusive right, but not the obligation, to protect the Marks (including monitoring potentially infringing uses, and initiating, prosecuting and defending litigation), and any rights therein and thereto, in its own name against all potential infringements and unauthorized uses of the Marks. Licensees shall provide any information and assistance reasonably requested by Licensor and/or join as a party in any such action at the reasonable request and at the sole cost and expense of Licensor. Licensor shall be entitled to all settlement amounts, damages or other monetary relief and costs and attorneys’ fees recovered in any such action, and Licensor shall have full discretion in determining whether, and upon what terms and conditions, to settle any such action. Licensees shall cooperate fully in the enforcement of rights in any infringement action brought against a third party or in the defense of any infringement or other action respecting the Marks brought or initiated by a third party. In the event Licensor determines, in its sole discretion, that it is not in the best interests of Licensor to initiate any legal proceedings on account of any such infringements, claims or actions, or in the event Licensor settles or resolves any such proceedings which may be initiated, Licensees shall have no claim against Licensor for damages or otherwise, nor shall the same affect the validity or enforceability of this Agreement. If Licensor elects not to initiate or pursue legal action in connection with a potential or actual infringement or unauthorized use of the Marks, upon prior written approval of Licensor, Licensees may take such legal action as they deem appropriate, and Licensor agrees to support such legal action at the cost and expense of Licensees. In such case, Licensees shall be entitled to all settlement amounts, damages or other monetary relief and costs and attorneys’ fees recovered in any such action.

Section 2.5 New Registration. Licensor shall have the sole right to seek additional registrations of the Marks in the U.S. Patent and Trademark Office or similar offices in different jurisdictions, whether for additional services or for additional formats and appearances of the Marks. Licensees shall not file for additional registrations unless requested to do so by Licensor. Licensees shall fully cooperate with Licensor’s efforts to seek additional registrations of the Marks and provide all reasonable assistance requested by Licensor, including executing any documents necessary for such registrations. Licensor shall own all rights, title and interest in and to such additional registrations.

Section 2.6 Confidentiality. Licensees shall maintain in strictest confidence all confidential or nonpublic information or material disclosed by Licensor and in the materials supplied hereunder in connection with the license of the Marks, whether in writing or orally and whether or not marked as confidential. Such confidential information includes, but is not limited to, algorithms, inventions, ideas, processes, computer system architecture and design, operator interfaces, operational systems, technical information, technical specifications, training and instruction manuals, and the like. In furtherance of the foregoing confidentiality obligation, Licensees shall limit disclosure of such confidential information to those of their employees, contractors or agents having a need to access the confidential information for the purpose of exercising rights granted hereunder.

Section 2.7 Estoppel. Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon Licensees (a) any license or other right under the intellectual property rights of Licensor other than the license granted herein with respect to the Marks as set forth expressly herein or (b) any license rights other than those expressly granted herein.

Section 2.8 Warranties; Disclaimers.

(a) Licensor represents and warrants that (i) Licensor owns, and Licensor has the right to license or sublicense, the Marks licensed under this Agreement and (ii) the Marks do not infringe upon the rights of any third parties.

(b) EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS DESCRIBED IN SECTION 2.8(a), LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SUBJECT MATTER HEREOF, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER ANY LICENSEE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

Section 2.9 In the Event of Termination. In the event of termination of this Agreement pursuant to Section 4.4 or otherwise, Licensees’ right to utilize or possess the Marks licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination, (a) the Licensees shall cease all use of the Marks and shall adopt trademarks, service marks, and trade names that are not confusingly similar to the Marks, (b) at Licensor’s request, the Licensees shall destroy all materials and content upon which the Marks continue to appear (or otherwise modify such materials and content such that the use or appearance of the Marks ceases) that are under Licensees’ control, and certify in writing to Licensor that Licensees have done so, and (c) each of the Licensees shall change its legal name so that there is no reference therein to the name “Rose Rock,” “SemCrude,” any name or d/b/a then used by any SemGroup Entity or any variation, derivation or abbreviation thereof, and in connection therewith, shall make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its Organizational Documents by such date.

ARTICLE III

INDEMNIFICATION

Section 3.1 Environmental Indemnification.

(a) Subject to the provisions of Section 3.4 and Section 3.5, SemGroup shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses suffered or incurred by the Partnership Group and relating to the Partnership Assets to the extent that the violation, event, circumstance, action, omission, condition or matter giving rise to such Covered Environmental Losses occurred or existed on or before the Closing Date.

(b) Notwithstanding the foregoing, in no event shall SemGroup have any indemnification obligations under this Agreement with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated after the Closing Date.

Section 3.2 Additional Indemnification. In addition to and not in limitation of the indemnification provided under Section 3.1(a), subject to the provisions of Section 3.4 and Section 3.5, SemGroup shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group and related to or arising out of or in connection with:

(a) any failure of the Partnership Group to be the owner on the Closing Date of valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which any Partnership Assets are located to the extent that such failure renders the Partnership Group liable to a third party or unable to use or operate the Partnership Assets in substantially the same manner as they were used or operated by SemCrude, L.P. or any SemGroup Entity immediately prior to the Closing Date;

(b) any failure of the Partnership Group to have on the Closing Date any consent or governmental permit or waiver necessary to allow (A) the transfer of any of the Partnership Assets to the Partnership Group or (B) any such Partnership Assets to cross the roads, waterways, railroads and other areas upon which any such Partnership Assets are located on the Closing Date, which failure, in the case of clause (B), renders the Partnership liable to a third party or unable to use or operate the Partnership Assets in substantially the same manner as they were used or operated by SemCrude, L.P. or any SemGroup Entity immediately prior to the Closing Date;

(c) any event or condition associated with the Retained Assets, whether occurring before, on or after the Closing Date;

(d) any of the matters identified on Schedule 3.2(d) hereto or any claims made before, on or after the Closing Date relating to the bankruptcy and reorganization of SemGroup and certain of its subsidiaries under Chapter 11 of the U.S. Bankruptcy Code;

(e) Losses (other than Covered Environmental Losses) arising out of or related to (a) FERC regulation, under the Interstate Commerce Act, of the Kansas and Oklahoma gathering pipeline system and (b) Kansas Corporation Commission regulation of the Kansas and Oklahoma gathering pipeline system which lowers the transportation rates that the Partnership Group may charge its customers to the extent that the event, circumstance, action, omission, condition or matter giving rise to such Losses occurred or existed on or before the Closing Date; provided, however, that in no event shall SemGroup have any indemnification obligations under this Agreement with respect to any claims based on additions to or modifications of any such regulations enacted or promulgated after the Closing Date; and

(f) any federal, state or local income tax liabilities attributable to the ownership and operation of the Partnership Assets prior to the Closing Date, including (a) any income tax liabilities of SemGroup that may result from the consummation of the formation transactions for the Partnership Group and (b) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision of applicable state, local or foreign law, or by contract, as successor, transferee or otherwise, and which income tax liability is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date.

Section 3.3 Indemnification by the Partnership Group. Subject to the provisions of Section 3.4 and Section 3.5, the Partnership Group shall indemnify, defend and hold harmless the SemGroup Entities from and against any Losses (including Covered Environmental Losses) suffered or incurred by the SemGroup Entities and related to or arising out of or in connection with the ownership or operation of the Partnership Assets after the Closing Date, except to the extent that any member of the Partnership Group is entitled to indemnification hereunder or unless such indemnification would not be permitted under the Partnership Agreement.

Section 3.4 Limitations Regarding Indemnification.

(a) The indemnification obligations set forth in Section 3.1(a) and Sections 3.2(a), (b), and (c) shall terminate on the third anniversary of the Closing Date, the indemnification obligation set forth in Section 3.2(e) shall terminate on the fifth anniversary of the Closing Date and the indemnification obligation set forth in Section 3.2(f) shall terminate on the 60th day after the termination of any applicable statute of limitations; provided, however, that any such indemnification obligation with respect to a Loss shall survive the time at which it would otherwise expire pursuant to this Section 3.4(a) if notice of such Loss is properly given to SemGroup prior to such time.

(b) The aggregate liability of SemGroup under Section 3.1(a) and Section 3.2(e) shall not exceed $20 million.

(c) No claims may be made against SemGroup for indemnification pursuant to Section 3.1(a) or Section 3.2 unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceeds $500,000, after which SemGroup shall be liable for the full amount of such claims in excess of $500,000, subject to the limitations of Section 3.4(a).

(d) In no event shall SemGroup be obligated to the Partnership Group under Section 3.1(a) or Section 3.2 for any Losses or income tax liabilities to the extent such Losses or liabilities reserved for in the Partnership Group’s financial statements as of the Closing Date.

Section 3.5 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the calendar quarter in which the applicable indemnity coverage under this Agreement expires) unless such Indemnified Party believes in good faith that such a delay in notice to the Indemnifying Party would cause actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim. Notwithstanding anything in this Article III to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any Losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. The Indemnified Party shall use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities.

(e) The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(f) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Oklahoma, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the Oklahoma and to venue in Oklahoma.

Section 4.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested, or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

For notices to any of the SemGroup Entities:

SemGroup Corporation

Two Warren Place

6120 S. Yale St., Suite 700

Tulsa, Oklahoma 74136-4216

Phone: 918-524-8100

Fax: 918-524-8687

Attention: General Counsel

For notices to any of the Partnership Group:

Rose Rock Midstream GP, LLC

Two Warren Place

6120 S. Yale St., Suite 700

Tulsa, Oklahoma 74136-4216

Phone: 918-524-8100

Fax: 918-524-8687

Attention: General Counsel

Section 4.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 4.4 Termination. Notwithstanding any other provision of this Agreement, (a) if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, then this Agreement, other than the provisions set forth in Section 2.9 and Article IV, may at any time thereafter be terminated by SemGroup by written notice to the other Parties, and (b) if a Change of Control occurs, then this Agreement, other than the provisions set forth in Section 2.9, Article III and Article IV, may at any time thereafter be terminated by SemGroup by written notice to the other Parties.

Section 4.5 Effect of Waiver or Consent. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to complain of any act of any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 4.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units.

Section 4.7 Assignment; Third Party Beneficiaries. No Party may assign its rights or obligations under this Agreement without the consent of the other Parties. Each of the Parties hereto specifically intends that each SemGroup Entity and each member of the Partnership Group, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to a Party that is a SemGroup Entity or member of the Partnership Group, respectively.

Section 4.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 4.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 4.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 4.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 4.12 Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, for any reason, and subject to such conditions as it shall deem appropriate.

Section 4.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 4.14 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as provided in Section 4.7, the provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, member, or assignee of SemGroup, the General Partner or the Partnership or other Person shall have the right, separate and apart from SemGroup, the General Partner or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 4.15 No Recourse Against Officers and Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any SemGroup Entity or any member of the Partnership Group.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

SEMGROUP CORPORATION

By:	/s/ Candice L. Cheeseman
Name:	Candice L. Cheeseman
Title:	General Counsel and Secretary

ROSE ROCK MIDSTREAM GP, LLC

By:	/s/ Candice L. Cheeseman
Name:	Candice L. Cheeseman
Title:	General Counsel and Secretary

ROSE ROCK MIDSTREAM, L.P.

By:	Rose Rock Midstream GP, LLC, its general partner

By:	/s/ Candice L. Cheeseman
Name:	Candice L. Cheeseman
Title:	General Counsel and Secretary

[Signature Page to Omnibus Agreement]

Schedule 3.1

Marks

SemCrude

SemCrude SSS

Rose Rock Midstream

Rose Rock Midstream (logo)

Schedule 3.2(d)

Specified Matters

1.	Appeal by Manchester Securities Corporation of Confirmation Order entered October 28, 2009 in the U.S. District Court for the District of Delaware (1:09-cv-00935-JJF) and subsequent appeal to the U.S. Third Circuit.

2.	Appeal by Luke Oil Company, C&S Oil/Cross Properties, Inc., Wayne Thomas Oil and Gas and William R. Earnhardt Company of Confirmation Order entered October 28, 2009 in the U.S. District Court for the District of Delaware (1:09-cv-00994-JJF).

3.	The settlement of claims against SemGroup identified in that certain bankruptcy court order, dated September 15, 2010, in amounts that in the aggregate exceed the amount of restricted cash set aside by SemGroup for the settlement of such claims.

4.	Dispute(s) with Blueknight Energy Partners, L.P. (“Blueknight”) relating to or arising under the Shared Services Agreement, dated April 7, 2009, between Blueknight, certain affiliates of Blueknight, SemCrude, L.P. and SemManagement, L.L.C.